EXHIBIT 10.1


               WRITTEN DESCRIPTION OF COMPENSATION ARRANGEMENT FOR

              UNION BANK OF CALIFORNIA, N.A. NON-EMPLOYEE DIRECTORS


On December 7, 2005, the Board of Directors of Union Bank of California, N.A., a wholly-owned subsidiary of UnionBanCal Corporation, decided to increase the compensation paid to the members of the Board who serve on the special Bank Secrecy Act Compliance Committee, established in April 2005 to oversee compliance with the Bank Secrecy Act and anti-money laundering laws and regulations. These committee members are also Directors of UnionBanCal Corporation.

In recognition of the additional work and time required, the Board decided, retroactively to April 1, 2005, to increase the meeting fees from $1,500 to $2,500 per meeting of the committee, payable quarterly in arrears, and to pay the Chair of the committee an additional annual retainer of $10,000, payable quarterly in advance.